SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 7)*

                            LAMAR ADVERTISING COMPANY
                                (Name of Issuer)

                CLASS A COMMON STOCK, PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)

                                    512815101
                                 (CUSIP Number)

                               SPO Advisory Corp.
                         591 Redwood Highway, Suite 3215
                          Mill Valley, California 94941
                                 (415) 383-6600

                                 with a copy to:

                                Alison S. Ressler
                             Sullivan & Cromwell LLP
                             1888 Century Park East
                       Los Angeles, California 90067-1725
                                 (310) 712-6600

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                 June 24, 2008
             (Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 1 of 42 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON SPO Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.  SOLE VOTING POWER
                              13,949,784 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.  SHARED VOTING POWER
 BENEFICIALLY OWNED           -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.  SOLE DISPOSITIVE POWER
                              13,949,784 (1)
                          ------------------------------------------------------
                          10. SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         13,949,784
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         18.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SPO Advisory Partners, L.P.

CUSIP No. 512815101                                           Page 2 of 42 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON SPO Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 13,949,784 (1)(2)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 13,949,784 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         13,949,784
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         18.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

CUSIP No. 512815101                                           Page 3 of 42 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         San Francisco Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 721,530 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 721,530 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         721,530
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.9%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SF Advisory Partners, L.P.

CUSIP No. 512815101                                           Page 4 of 42 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SF Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 721,530 (1)(2)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 721,530 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         721,530
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.9%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of San Francisco Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

CUSIP No. 512815101                                           Page 5 of 42 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Advisory Corp.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 14,671,314 (1)(2)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 14,671,314 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         14,671,314
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         19.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Advisory Partners, L.P. with respect to 13,949,784 of such shares; and solely in its capacity as the sole general partner of SF Advisory Partners, L.P. with respect to 721,530 of such shares.

(2) Power is exercised through its three controlling persons, John H. Scully, William E. Oberndorf and William J. Patterson.

CUSIP No. 512815101                                           Page 6 of 42 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         John Scully
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 295,600 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              14,671,314 (2)
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 295,600 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 14,671,314 (2)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         14,966,914
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         19.4%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) Of these shares, 17,500 shares are held in the John H. Scully Individual Retirement Accounts, which are self-directed, and 278,100 shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as controlling person, sole director and executive officer of Phoebe Snow Foundation, Inc.

(2) These shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as one of three controlling persons of SPO Advisory Corp.

CUSIP No. 512815101                                           Page 7 of 42 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William E. Oberndorf
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 17,000 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              14,671,314 (2)
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 17,000 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 14,671,314 (2)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         14,688,314
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         19.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares are held in the William E. Oberndorf Individual Retirement Account, which is self-directed.

(2) These shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as one of three controlling persons of SPO Advisory Corp.

CUSIP No. 512815101                                           Page 8 of 42 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William J. Patterson
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 1,700 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              14,722,114 (2)
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 1,700 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 14,722,114 (2)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         14,723,814
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         19.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares are held in the William J. Patterson Individual Retirement Account, which is self directed.


(2) Of these shares, 14,671,314 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as one of three controlling persons of SPO Advisory Corp. and 50,800 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as a controlling person, director and executive officer of The Elizabeth R. & William J. Patterson Foundation.

CUSIP No. 512815101                                           Page 9 of 42 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Phoebe Snow Foundation, Inc.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 278,100 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 278,100 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         278,100
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.4%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Power is exercised through its controlling person, sole director and executive officer, John H. Scully.

CUSIP No. 512815101                                          Page 10 of 42 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         The Elizabeth R. & William J. Patterson Foundation
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 50,800 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 50,800 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         50,800
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Power is exercised through its controlling persons, directors and executive officers, William J. Patterson and Elizabeth R. Patterson.

CUSIP No. 512815101                                          Page 11 of 42 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Eli J. Weinberg
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 126
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 126
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         126
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

**  Denotes less than.

CUSIP No. 512815101                                          Page 12 of 42 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Ian R. McGuire
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 1,156 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 1,156 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,156
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

**  Denotes less than.

(1) Of these shares, 256 shares are held in the Ian R. McGuire Individual Retirement Account, which is self-directed.

                                                             Page 13 of 42 pages

         This Amendment No. 7 amends the Schedule 13D (the "Original 13D") filed with the Securities and Exchange Commission ("SEC") on August 22, 2005 and as amended on May 10, 2006, July 19, 2006, July 31, 2007, October 2, 2007, March 21, 2008 and April 15, 2008. Unless otherwise stated herein, the Original 13D, as previously amended, remains in full force and effect. Terms used therein and not defined herein shall have the meanings ascribed thereto in the Original 13D.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 is hereby amended and restated in its entirety as follows:

         The source and amount of the funds used or to be used by the Reporting Persons to purchase Shares are as follows:

NAME                           SOURCE OF FUNDS                       AMOUNT OF FUNDS
---------------------          ---------------------------           ---------------
SPO                            Contributions from Partners           $599,393,347
SPO Advisory Partners          Not Applicable                        Not Applicable
SFP                            Contributions from Partners           $30,267,851
SF Advisory Partners           Not Applicable                        Not Applicable
SPO Advisory Corp.             Not Applicable                        Not Applicable
JHS                            Not Applicable and Personal Funds     $736,759
WEO                            Not Applicable and Personal Funds     $578,763
WJP                            Not Applicable and Personal Funds     $66,412
PS Foundation                  Contributions from Shareholders       $14,851,252
Patterson Foundation           Contributions from Shareholders       $1,980,615
EJW                            Personal Funds                        $5,672
IRM                            Personal Funds                        $55,943

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a) Percentage interest calculations for each Reporting Person are based upon the Issuer having 76,991,663 total outstanding shares of Class A common stock as reported on the Issuer's 10-Q filed with the Securities and Exchange Commission on May 8, 2008.

         SPO

         The aggregate number of Shares that SPO owns beneficially, pursuant to Rule 13d-3 of the Act, is 13,949,784 Shares, which constitutes approximately 18.1% of the outstanding Shares.

         SPO Advisory Partners

         Because of its position as the sole general partner of SPO, SPO Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 13,949,784 Shares, which constitutes approximately 18.1% of the outstanding Shares.

         SFP

         The aggregate number of Shares that SFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 721,530 Shares, which constitutes approximately 0.9% of the outstanding Shares.

                                                             Page 14 of 42 pages

         SF Advisory Partners

         Because of its position as the sole general partner of SFP, SF Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 721,530 Shares, which constitutes approximately 0.9% of the outstanding Shares.

         SPO Advisory Corp.

         Because of its positions as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 14,671,314 Shares in the aggregate, which constitutes approximately 19.1% of the outstanding Shares.

         JHS

         Individually, and because of his positions as a control person of SPO Advisory Corp. and controlling person, sole director and executive officer of PS Foundation, JHS may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 14,966,914 Shares, which constitutes approximately 19.4% of the outstanding Shares.

         WEO

         Individually and because of his position as a control person of SPO Advisory Corp., WEO may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 14,688,314 Shares, which constitutes approximately 19.1% of the outstanding Shares.

         WJP

         Individually and because of his position as a control person of SPO Advisory Corp. and as a control person, director and executive officer of Patterson Foundation, WJP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 14,723,814 Shares, which constitutes approximately 19.1% of the outstanding Shares.

         PS FOUNDATION

         The aggregate number of Shares that PS Foundation owns beneficially, pursuant to Rule 13d-3 of the Act, is 278,100 Shares, which constitutes approximately 0.4% of the outstanding Shares.

                                                             Page 15 of 42 pages

         PATTERSON FOUNDATION

         The aggregate number of Shares that Patterson Foundation owns beneficially, pursuant to Rule 13d-3 of the Act, is 50,800 Shares, which constitutes approximately 0.1% of the outstanding Shares.

         EJW

         The aggregate number of Shares that EJW owns beneficially, pursuant to Rule 13d-3 of the Act, is 126 Shares, which constitutes less than 0.1% of the outstanding Shares.

         IRM

         The aggregate number of Shares that IRM owns beneficially, pursuant to Rule 13d-3 of the Act, is 1,156 Shares, which constitutes less than 0.1% of the outstanding Shares.

         To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in Item 2 hereof is the beneficial owner of any Shares.

         (b)

         SPO

         Acting through its sole general partner, SPO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 13,949,784 Shares.

         SPO Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SPO, SPO Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 13,949,784 Shares.

         SFP

         Acting through its sole general partner, SFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 721,530 Shares.

         SF Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SFP, SF Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 721,530 Shares.

         SPO Advisory Corp.

         Acting through its controlling persons and in its capacities as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 14,671,314 Shares in the aggregate.

                                                             Page 16 of 42 pages

         JHS

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, JHS may be deemed to have shared power with WEO and WJP to vote or to direct the vote and to dispose or to direct the disposition of 14,671,314 Shares held by SPO and SFP in the aggregate. In addition, JHS has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 17,500 Shares held in the John H. Scully Individual Retirement Accounts, which are self-directed individual retirement accounts, and 278,100 Shares held by the PS Foundation, for which JHS is the controlling person, sole director and executive officer.

         WEO

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WEO may be deemed to have shared power with JHS and WJP to vote or to direct the vote and to dispose or to direct the disposition of 14,671,314 Shares held by SPO and SFP in the aggregate. In addition, WEO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 17,000 shares held in the William E. Oberndorf Individual Retirement Account, which is a self-directed individual retirement account.

         WJP

         As one of the controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WJP may be deemed to have shared power with JHS and WEO to vote or to direct the vote and to dispose or to direct the disposition of 14,671,314 Shares held by SPO and SFP in the aggregate. WJP may be deemed to have shared power to vote or to direct the vote and to dispose or to direct the disposition of 50,800 Shares held by the Patterson Foundation. In addition, WJP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 1,700 Shares held in the William J. Patterson Individual Retirement Account, which is a self-directed individual retirement account.

         PS FOUNDATION

         Acting through its controlling person, PS Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 278,100 Shares.

         PATTERSON FOUNDATION

         Acting through its two controlling persons, directors and executive officers, Patterson Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 50,800 Shares.

         EJW

         EJW has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 126 Shares.

         IRM

         IRM has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 256 Shares held in the Ian R. McGuire Individual Retirement Account, which is a self-directed individual retirement account. In addition, IRM has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 900 Shares.

         (c) During the past 60 days, Reporting Persons purchased Shares in open market transactions on the Nasdaq Global Select Market as set forth on Schedule I attached hereto.

                                                             Page 17 of 42 pages

         Except as set forth in this paragraph (c), to the best of the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in Shares during the past 60 days.

         (d) Each of the Reporting Persons affirms that no person other than such Reporting Person has the right to receive or the power to direct the receipt of distributions with respect to, or the proceeds from the sale of, Shares owned by such Reporting Person.

         (e) Not applicable.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Item 7 is hereby amended and restated in its entirety as follows:

Exhibit A:        Agreement pursuant to Rule 13d-1 (k)

Exhibit B:        Powers of Attorney (previously filed)

                                                             Page 18 of 42 pages


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated June 26, 2008                       By:      /s/ Kim M. Silva
                                               --------------------------------
                                                   Kim M. Silva

                                           Attorney-in-Fact for:

                                           SPO PARTNERS II, L.P.(1)
                                           SPO ADVISORY PARTNERS, L.P.(1)
                                           SAN FRANCISCO PARTNERS II, L.P.(1)
                                           SF ADVISORY PARTNERS, L.P.(1)
                                           SPO ADVISORY CORP.(1)
                                           JOHN H. SCULLY(1)
                                           WILLIAM E. OBERNDORF(1)
                                           WILLIAM J. PATTERSON(1)
                                           PHOEBE SNOW FOUNDATION, INC.(1)
                                           THE ELIZABETH R. & WILLIAM J.
                                              PATTERSON FOUNDATION(1)
                                           ELI J. WEINBERG(1)
                                           IAN R. McGUIRE(1)


                                           (1) A Power of Attorney
                                           authorizing Kim M. Silva to
                                           act on behalf of this
                                           person or entity has been
                                           previously filed with the
                                           Securities and Exchange
                                           Commission.

                                                                                                                 Page 19 of 42 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
San Francisco Partners II, L.P.                  05/28/2008        Buy      76          38.9400      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      1,601       38.9500      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      153         38.9600      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      534         38.9700      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      839         38.9800      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      763         38.9900      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      610         39.0100      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      153         39.0200      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      763         39.0300      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      458         39.0400      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      153         39.0500      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      3,791       39.0600      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      1,449       39.0700      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      7,968       39.0800      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      1,525       39.0900      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      6,629       39.1000      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      2,136       39.1100      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      1,514       39.1200      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      1,525       39.1300      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      2,399       39.1400      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      5,721       39.1500      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      2,897       39.1600      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      3,968       39.1700      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      3,127       39.1800      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      458         39.1900      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      1,442       39.2000      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      1,991       39.2100      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      2,178       39.2200      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      2,441       39.2300      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      839         39.2400      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      2,975       39.2500      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      3,890       39.2600      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      3,280       39.2700      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      1,678       39.2800      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      2,365       39.2900      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      2,593       39.3000      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      4,500       39.3100      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      6,843       39.3200      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      5,734       39.3300      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      4,433       39.3400      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      4,577       39.3500      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      1,983       39.3600      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      4,355       39.3700      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      3,585       39.3800      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      2,469       39.3900      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      2,489       39.4000      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      687         39.4100      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      1,068       39.4200      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      1,831       39.4300      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      229         39.4400      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      76          39.4500      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      229         39.4600      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      76          39.4800      Open Market/Broker
San Francisco Partners II, L.P.                  05/28/2008        Buy      1,754       39.5000      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      17          38.9400      Open Market/Broker

                                                                                                                 Page 20 of 42 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      351         38.9500      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      33          38.9600      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      117         38.9700      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      184         38.9800      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      167         38.9900      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      134         39.0100      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      33          39.0200      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      167         39.0300      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      100         39.0400      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      33          39.0500      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      830         39.0600      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      317         39.0700      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      1744        39.0800      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      334         39.0900      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      1451        39.1000      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      468         39.1100      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      331         39.1200      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      334         39.1300      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      525         39.1400      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      1252        39.1500      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      634         39.1600      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      868         39.1700      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      685         39.1800      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      100         39.1900      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      316         39.2000      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      436         39.2100      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      477         39.2200      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      534         39.2300      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      184         39.2400      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      651         39.2500      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      852         39.2600      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      718         39.2700      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      367         39.2800      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      518         39.2900      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      568         39.3000      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      985         39.3100      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      1498        39.3200      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      1255        39.3300      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      970         39.3400      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      1002        39.3500      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      434         39.3600      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      953         39.3700      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      785         39.3800      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      540         39.3900      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      545         39.4000      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      150         39.4100      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      234         39.4200      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      401         39.4300      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      50          39.4400      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      17          39.4500      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      50          39.4600      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      17          39.4800      Open Market/Broker
Phoebe Snow Foundation, Inc.                     05/28/2008        Buy      384         39.5000      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      7           38.9400      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      144         38.9500      Open Market/Broker

                                                                                                                 Page 21 of 42 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
John H Scully IRRA                               05/28/2008        Buy      14          38.9600      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      48          38.9700      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      75          38.9800      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      68          38.9900      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      55          39.0100      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      14          39.0200      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      68          39.0300      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      41          39.0400      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      14          39.0500      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      340         39.0600      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      130         39.0700      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      714         39.0800      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      137         39.0900      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      594         39.1000      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      191         39.1100      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      136         39.1200      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      137         39.1300      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      215         39.1400      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      513         39.1500      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      260         39.1600      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      356         39.1700      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      280         39.1800      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      41          39.1900      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      129         39.2000      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      178         39.2100      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      195         39.2200      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      219         39.2300      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      75          39.2400      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      267         39.2500      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      349         39.2600      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      294         39.2700      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      150         39.2800      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      212         39.2900      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      233         39.3000      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      404         39.3100      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      614         39.3200      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      514         39.3300      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      397         39.3400      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      410         39.3500      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      178         39.3600      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      390         39.3700      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      321         39.3800      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      221         39.3900      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      223         39.4000      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      62          39.4100      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      96          39.4200      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      164         39.4300      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      21          39.4400      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      7           39.4500      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      21          39.4600      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      7           39.4800      Open Market/Broker
John H Scully IRRA                               05/28/2008        Buy      157         39.5000      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      4           38.9500      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      1           38.9700      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      2           38.9800      Open Market/Broker

                                                                                                                 Page 22 of 42 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
William J. Patterson's IRA                       05/28/2008        Buy      2           38.9900      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      1           39.0100      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      2           39.0300      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      1           39.0400      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      9           39.0600      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      4           39.0700      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      20          39.0800      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      4           39.0900      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      16          39.1000      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      5           39.1100      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      4           39.1200      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      4           39.1300      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      6           39.1400      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      14          39.1500      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      7           39.1600      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      10          39.1700      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      8           39.1800      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      1           39.1900      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      3           39.2000      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      5           39.2100      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      5           39.2200      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      6           39.2300      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      2           39.2400      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      7           39.2500      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      9           39.2600      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      8           39.2700      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      5           39.2800      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      5           39.2900      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      6           39.3000      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      11          39.3100      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      16          39.3200      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      14          39.3300      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      12          39.3400      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      11          39.3500      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      5           39.3600      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      11          39.3700      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      9           39.3800      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      7           39.3900      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      6           39.4000      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      1           39.4100      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      2           39.4200      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      4           39.4300      Open Market/Broker
William J. Patterson's IRA                       05/28/2008        Buy      5           39.5000      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      92          33.4400      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      92          33.4500      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      19672       33.4600      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      3603        33.4700      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      6375        33.4800      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      4158        33.4900      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      4821        33.5000      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      6283        33.5100      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      12936       33.5200      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      4158        33.5300      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      1201        33.5400      Open Market/Broker

                                                                                                                 Page 23 of 42 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                            06/23/2008        Buy      4620        33.5500      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      6292        33.5600      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      10072       33.5700      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      5100        33.5800      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      8455        33.5900      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      6776        33.6000      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      11809       33.6100      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      6260        33.6200      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      10834       33.6300      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      11180       33.6400      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      7022        33.6500      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      5532        33.6600      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      7127        33.6700      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      2587        33.6800      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      4158        33.6900      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      3881        33.7000      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      3308        33.7100      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      3605        33.7200      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      2181        33.7300      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      4193        33.7400      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      1127        33.7500      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      1756        33.7600      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      4712        33.7700      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      2495        33.7800      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      5148        33.7900      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      2799        33.8000      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      2402        33.8100      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      3664        33.8200      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      2712        33.8300      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      1294        33.8400      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      739         33.8500      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      1386        33.8600      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      1109        33.8700      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      1663        33.8800      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      1756        33.8900      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      1756        33.9000      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      370         33.9100      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      462         33.9200      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      462         33.9300      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      277         33.9400      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      92          33.9500      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      832         33.9600      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      1294        33.9700      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      832         33.9800      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      924         34.0000      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      277         34.0100      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      92          34.0300      Open Market/Broker
SPO Partners II, L.P.                            06/23/2008        Buy      185         34.0400      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      4           33.4400      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      4           33.4500      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      818         33.4600      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      150         33.4700      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      265         33.4800      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      172         33.4900      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      200         33.5000      Open Market/Broker

                                                                                                                 Page 24 of 42 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
San Francisco Partners II, L.P.                  06/23/2008        Buy      261         33.5100      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      537         33.5200      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      172         33.5300      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      50          33.5400      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      192         33.5500      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      262         33.5600      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      418         33.5700      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      212         33.5800      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      351         33.5900      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      280         33.6000      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      491         33.6100      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      260         33.6200      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      450         33.6300      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      465         33.6400      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      292         33.6500      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      230         33.6600      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      296         33.6700      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      108         33.6800      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      173         33.6900      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      161         33.7000      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      137         33.7100      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      150         33.7200      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      91          33.7300      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      174         33.7400      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      47          33.7500      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      73          33.7600      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      196         33.7700      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      104         33.7800      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      214         33.7900      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      116         33.8000      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      100         33.8100      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      152         33.8200      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      113         33.8300      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      54          33.8400      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      31          33.8500      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      58          33.8600      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      46          33.8700      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      69          33.8800      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      73          33.8900      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      73          33.9000      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      15          33.9100      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      19          33.9200      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      19          33.9300      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      12          33.9400      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      4           33.9500      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      35          33.9600      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      54          33.9700      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      35          33.9800      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      38          34.0000      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      12          34.0100      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      4           34.0300      Open Market/Broker
San Francisco Partners II, L.P.                  06/23/2008        Buy      8           34.0400      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      1           33.4400      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      1           33.4500      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      170         33.4600      Open Market/Broker

                                                                                                                 Page 25 of 42 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      31          33.4700      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      55          33.4800      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      36          33.4900      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      42          33.5000      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      55          33.5100      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      112         33.5200      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      36          33.5300      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      10          33.5400      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      40          33.5500      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      55          33.5600      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      87          33.5700      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      45          33.5800      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      73          33.5900      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      59          33.6000      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      102         33.6100      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      54          33.6200      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      94          33.6300      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      97          33.6400      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      61          33.6500      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      48          33.6600      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      62          33.6700      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      22          33.6800      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      35          33.6900      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      34          33.7000      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      29          33.7100      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      31          33.7200      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      19          33.7300      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      36          33.7400      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      10          33.7500      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      15          33.7600      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      41          33.7700      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      22          33.7800      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      45          33.7900      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      24          33.8000      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      21          33.8100      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      32          33.8200      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      23          33.8300      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      11          33.8400      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      6           33.8500      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      12          33.8600      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      10          33.8700      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      14          33.8800      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      15          33.8900      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      15          33.9000      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      3           33.9100      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      4           33.9200      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      4           33.9300      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      2           33.9400      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      1           33.9500      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      7           33.9600      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      11          33.9700      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      7           33.9800      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      8           34.0000      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      2           34.0100      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      1           34.0300      Open Market/Broker

                                                                                                                 Page 26 of 42 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
Phoebe Snow Foundation, Inc.                     06/23/2008        Buy      2           34.0400      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      1           33.4400      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      1           33.4500      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      179         33.4600      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      33          33.4700      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      58          33.4800      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      38          33.4900      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      44          33.5000      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      57          33.5100      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      118         33.5200      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      38          33.5300      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      11          33.5400      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      42          33.5500      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      57          33.5600      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      92          33.5700      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      46          33.5800      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      77          33.5900      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      62          33.6000      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      107         33.6100      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      57          33.6200      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      98          33.6300      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      101         33.6400      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      64          33.6500      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      50          33.6600      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      65          33.6700      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      24          33.6800      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      38          33.6900      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      35          33.7000      Open Market/Broker

                                                                                                                 Page 27 of 42 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      30          33.7100      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      33          33.7200      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      19          33.7300      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      38          33.7400      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      10          33.7500      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      15          33.7600      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      43          33.7700      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      22          33.7800      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      46          33.7900      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      25          33.8000      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      22          33.8100      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      33          33.8200      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      25          33.8300      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      12          33.8400      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      7           33.8500      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      13          33.8600      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      10          33.8700      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      15          33.8800      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      16          33.8900      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      16          33.9000      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      3           33.9100      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      4           33.9200      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      4           33.9300      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      3           33.9400      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      1           33.9500      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      8           33.9600      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      12          33.9700      Open Market/Broker

                                                                                                                 Page 28 of 42 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      8           33.9800      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      8           34.0000      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      3           34.0100      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      1           34.0300      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       06/23/2008        Buy      2           34.0400      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      17          33.4600      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      3           33.4700      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      6           33.4800      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      4           33.4900      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      4           33.5000      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      5           33.5100      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      11          33.5200      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      4           33.5300      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      1           33.5400      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      4           33.5500      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      5           33.5600      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      9           33.5700      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      4           33.5800      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      7           33.5900      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      6           33.6000      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      10          33.6100      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      6           33.6200      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      10          33.6300      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      10          33.6400      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      6           33.6500      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      5           33.6600      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      6           33.6700      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      2           33.6800      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      4           33.6900      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      3           33.7000      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      3           33.7100      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      3           33.7200      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      2           33.7300      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      4           33.7400      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      1           33.7500      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      2           33.7600      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      4           33.7700      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      2           33.7800      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      4           33.7900      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      3           33.8000      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      2           33.8100      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      3           33.8200      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      2           33.8300      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      1           33.8400      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      1           33.8500      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      1           33.8600      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      1           33.8700      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      1           33.8800      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      2           33.8900      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      2           33.9000      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      1           33.9600      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      1           33.9700      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      1           33.9800      Open Market/Broker
John H Scully IRRA                               06/23/2008        Buy      1           34.0000      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      2           33.4400      Open Market/Broker

                                                                                                                 Page 29 of 42 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
William E. Oberndorf IRA                         06/23/2008        Buy      2           33.4500      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      434         33.4600      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      80          33.4700      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      141         33.4800      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      92          33.4900      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      106         33.5000      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      139         33.5100      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      286         33.5200      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      92          33.5300      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      27          33.5400      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      102         33.5500      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      139         33.5600      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      222         33.5700      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      113         33.5800      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      187         33.5900      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      150         33.6000      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      261         33.6100      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      138         33.6200      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      239         33.6300      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      247         33.6400      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      155         33.6500      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      122         33.6600      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      157         33.6700      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      57          33.6800      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      92          33.6900      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      86          33.7000      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      73          33.7100      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      80          33.7200      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      48          33.7300      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      93          33.7400      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      25          33.7500      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      39          33.7600      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      104         33.7700      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      55          33.7800      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      114         33.7900      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      62          33.8000      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      53          33.8100      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      81          33.8200      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      60          33.8300      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      28          33.8400      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      16          33.8500      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      30          33.8600      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      24          33.8700      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      38          33.8800      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      38          33.8900      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      38          33.9000      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      9           33.9100      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      11          33.9200      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      11          33.9300      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      6           33.9400      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      2           33.9500      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      17          33.9600      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      28          33.9700      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      17          33.9800      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      21          34.0000      Open Market/Broker

                                                                                                                 Page 30 of 42 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
William E. Oberndorf IRA                         06/23/2008        Buy      6           34.0100      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      2           34.0300      Open Market/Broker
William E. Oberndorf IRA                         06/23/2008        Buy      3           34.0400      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      93          32.7400      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      3376        32.8300      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      910         32.8400      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      5509        32.8500      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      186         32.8600      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      839         32.9200      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      280         32.9300      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      356         32.9500      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      839         32.9600      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      483         32.9700      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      932         32.9800      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      4675        33.0000      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      186         33.0100      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      1025        33.0200      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      653         33.0400      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      4008        33.0500      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      2797        33.0600      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      653         33.0700      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      4740        33.0800      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      93          33.0900      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      278         33.1000      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      188         33.1100      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      839         33.1200      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      2051        33.1300      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      2983        33.1400      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      6619        33.1500      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      26754       33.1600      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      3506        33.1700      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      4563        33.1800      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      2610        33.1900      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      14170       33.2000      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      4008        33.2100      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      1103        33.2200      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      3590        33.2300      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      4344        33.2400      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      4071        33.2500      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      1212        33.2600      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      3156        33.2700      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      1615        33.2800      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      2221        33.2900      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      6246        33.3000      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      839         33.3100      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      1398        33.3200      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      466         33.3300      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      389         33.3400      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      1958        33.3500      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      357         33.3600      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      6992        33.3700      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      186         33.3800      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      746         33.3900      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      3263        33.4000      Open Market/Broker

                                                                                                                 Page 31 of 42 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                            06/24/2008        Buy      3169        33.4100      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      1864        33.4200      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      3636        33.4300      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      4008        33.4400      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      4935        33.4500      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      2051        33.4600      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      6086        33.4700      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      9160        33.4800      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      16073       33.4900      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      57875       33.5000      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      16071       33.5100      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      8107        33.5200      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      6726        33.5300      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      8528        33.5400      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      37919       33.5500      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      10381       33.5600      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      20568       33.5700      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      8255        33.5800      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      8974        33.5900      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      17525       33.6000      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      12678       33.6100      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      6472        33.6200      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      6525        33.6300      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      1784        33.6400      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      2051        33.6500      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      826         33.6600      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      1678        33.6700      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      2331        33.6800      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      1212        33.6900      Open Market/Broker
SPO Partners II, L.P.                            06/24/2008        Buy      1678        33.7000      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      4           32.7400      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      138         32.8300      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      37          32.8400      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      227         32.8500      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      8           32.8600      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      34          32.9200      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      11          32.9300      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      15          32.9500      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      35          32.9600      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      20          32.9700      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      38          32.9800      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      193         33.0000      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      8           33.0100      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      42          33.0200      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      27          33.0400      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      165         33.0500      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      115         33.0600      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      27          33.0700      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      195         33.0800      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      4           33.0900      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      11          33.1000      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      8           33.1100      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      35          33.1200      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      84          33.1300      Open Market/Broker

                                                                                                                 Page 32 of 42 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
San Francisco Partners II, L.P.                  06/24/2008        Buy      123         33.1400      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      273         33.1500      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      1102        33.1600      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      144         33.1700      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      188         33.1800      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      108         33.1900      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      584         33.2000      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      165         33.2100      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      45          33.2200      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      148         33.2300      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      179         33.2400      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      168         33.2500      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      50          33.2600      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      130         33.2700      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      67          33.2800      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      92          33.2900      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      257         33.3000      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      35          33.3100      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      58          33.3200      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      19          33.3300      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      16          33.3400      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      81          33.3500      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      15          33.3600      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      288         33.3700      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      8           33.3800      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      31          33.3900      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      134         33.4000      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      131         33.4100      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      77          33.4200      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      150         33.4300      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      165         33.4400      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      203         33.4500      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      84          33.4600      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      251         33.4700      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      377         33.4800      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      662         33.4900      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      2384        33.5000      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      662         33.5100      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      334         33.5200      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      277         33.5300      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      351         33.5400      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      1562        33.5500      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      428         33.5600      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      847         33.5700      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      340         33.5800      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      370         33.5900      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      722         33.6000      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      522         33.6100      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      267         33.6200      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      269         33.6300      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      74          33.6400      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      84          33.6500      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      34          33.6600      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      69          33.6700      Open Market/Broker

                                                                                                                 Page 33 of 42 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
San Francisco Partners II, L.P.                  06/24/2008        Buy      96          33.6800      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      50          33.6900      Open Market/Broker
San Francisco Partners II, L.P.                  06/24/2008        Buy      69          33.7000      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      2           32.7400      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      59          32.8300      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      16          32.8400      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      96          32.8500      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      4           32.8600      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      15          32.9200      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      5           32.9300      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      6           32.9500      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      15          32.9600      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      8           32.9700      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      17          32.9800      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      82          33.0000      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      4           33.0100      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      19          33.0200      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      11          33.0400      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      71          33.0500      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      49          33.0600      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      11          33.0700      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      83          33.0800      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      2           33.0900      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      5           33.1000      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      3           33.1100      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      15          33.1200      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      36          33.1300      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      52          33.1400      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      116         33.1500      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      468         33.1600      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      61          33.1700      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      80          33.1800      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      46          33.1900      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      248         33.2000      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      70          33.2100      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      19          33.2200      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      63          33.2300      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      76          33.2400      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      71          33.2500      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      21          33.2600      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      55          33.2700      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      28          33.2800      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      39          33.2900      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      109         33.3000      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      15          33.3100      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      24          33.3200      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      8           33.3300      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      7           33.3400      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      34          33.3500      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      6           33.3600      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      122         33.3700      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      3           33.3800      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      13          33.3900      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      57          33.4000      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      55          33.4100      Open Market/Broker

                                                                                                                 Page 34 of 42 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      33          33.4200      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      63          33.4300      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      70          33.4400      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      86          33.4500      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      36          33.4600      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      106         33.4700      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      160         33.4800      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      281         33.4900      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      1012        33.5000      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      281         33.5100      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      142         33.5200      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      118         33.5300      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      149         33.5400      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      663         33.5500      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      182         33.5600      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      360         33.5700      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      144         33.5800      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      157         33.5900      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      307         33.6000      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      222         33.6100      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      113         33.6200      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      114         33.6300      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      31          33.6400      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      36          33.6500      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      14          33.6600      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      29          33.6700      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      41          33.6800      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      21          33.6900      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/24/2008        Buy      29          33.7000      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      8           32.8300      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      2           32.8400      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      13          32.8500      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      2           32.9200      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      1           32.9300      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      1           32.9500      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      1           32.9600      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      1           32.9700      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      2           32.9800      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      11          33.0000      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      2           33.0200      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      2           33.0400      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      9           33.0500      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      6           33.0600      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      2           33.0700      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      11          33.0800      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      1           33.1000      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      2           33.1200      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      5           33.1300      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      7           33.1400      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      15          33.1500      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      62          33.1600      Open Market/Broker

                                                                                                                 Page 35 of 42 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
John H Scully IRRA                               06/24/2008        Buy      8           33.1700      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      11          33.1800      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      6           33.1900      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      33          33.2000      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      9           33.2100      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      3           33.2200      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      8           33.2300      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      10          33.2400      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      9           33.2500      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      3           33.2600      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      7           33.2700      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      4           33.2800      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      5           33.2900      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      14          33.3000      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      2           33.3100      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      3           33.3200      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      1           33.3300      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      1           33.3400      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      5           33.3500      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      1           33.3600      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      16          33.3700      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      2           33.3900      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      8           33.4000      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      7           33.4100      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      4           33.4200      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      9           33.4300      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      9           33.4400      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      11          33.4500      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      5           33.4600      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      14          33.4700      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      21          33.4800      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      37          33.4900      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      133         33.5000      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      37          33.5100      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      19          33.5200      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      15          33.5300      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      20          33.5400      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      87          33.5500      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      24          33.5600      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      47          33.5700      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      19          33.5800      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      21          33.5900      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      40          33.6000      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      29          33.6100      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      15          33.6200      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      15          33.6300      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      4           33.6400      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      5           33.6500      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      2           33.6600      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      4           33.6700      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      5           33.6800      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      3           33.6900      Open Market/Broker
John H Scully IRRA                               06/24/2008        Buy      4           33.7000      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      1           32.8300      Open Market/Broker

                                                                                                                 Page 36 of 42 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
William J. Patterson's IRA                       06/24/2008        Buy      1           32.8500      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      1           33.0000      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      1           33.0500      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      1           33.0600      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      1           33.0800      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      1           33.1100      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      1           33.1400      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      2           33.1500      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      6           33.1600      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      2           33.1700      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      1           33.1800      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      1           33.1900      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      3           33.2000      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      2           33.2100      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      1           33.2300      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      1           33.2400      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      1           33.2500      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      1           33.2700      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      1           33.2900      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      2           33.3000      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      2           33.3700      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      1           33.4000      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      1           33.4100      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      1           33.4300      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      1           33.4400      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      1           33.4500      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      1           33.4700      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      2           33.4800      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      4           33.4900      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      13          33.5000      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      4           33.5100      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      2           33.5200      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      2           33.5300      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      2           33.5400      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      9           33.5500      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      2           33.5600      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      5           33.5700      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      2           33.5800      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      2           33.5900      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      4           33.6000      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      3           33.6100      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      1           33.6200      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      2           33.6300      Open Market/Broker
William J. Patterson's IRA                       06/24/2008        Buy      1           33.6800      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      1           32.7400      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      39          32.8300      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      10          32.8400      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      63          32.8500      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      2           32.8600      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      10          32.9200      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      3           32.9300      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      4           32.9500      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      10          32.9600      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      6           32.9700      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      11          32.9800      Open Market/Broker

                                                                                                                 Page 37 of 42 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
William E. Oberndorf IRA                         06/24/2008        Buy      53          33.0000      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      2           33.0100      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      12          33.0200      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      7           33.0400      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      46          33.0500      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      32          33.0600      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      7           33.0700      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      55          33.0800      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      1           33.0900      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      3           33.1000      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      2           33.1100      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      9           33.1200      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      24          33.1300      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      34          33.1400      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      75          33.1500      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      308         33.1600      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      40          33.1700      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      52          33.1800      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      29          33.1900      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      163         33.2000      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      46          33.2100      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      13          33.2200      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      41          33.2300      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      50          33.2400      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      47          33.2500      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      14          33.2600      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      36          33.2700      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      18          33.2800      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      25          33.2900      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      72          33.3000      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      9           33.3100      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      17          33.3200      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      6           33.3300      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      4           33.3400      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      22          33.3500      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      4           33.3600      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      80          33.3700      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      3           33.3800      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      8           33.3900      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      37          33.4000      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      37          33.4100      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      22          33.4200      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      41          33.4300      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      47          33.4400      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      58          33.4500      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      24          33.4600      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      71          33.4700      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      106         33.4800      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      185         33.4900      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      667         33.5000      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      185         33.5100      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      93          33.5200      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      77          33.5300      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      98          33.5400      Open Market/Broker

                                                                                                                 Page 38 of 42 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
William E. Oberndorf IRA                         06/24/2008        Buy      437         33.5500      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      119         33.5600      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      237         33.5700      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      95          33.5800      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      103         33.5900      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      202         33.6000      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      146         33.6100      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      75          33.6200      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      75          33.6300      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      21          33.6400      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      24          33.6500      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      10          33.6600      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      20          33.6700      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      26          33.6800      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      14          33.6900      Open Market/Broker
William E. Oberndorf IRA                         06/24/2008        Buy      20          33.7000      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      93          33.6000      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      93          33.6700      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      93          33.6800      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      280         33.7000      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      186         33.7200      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      280         33.7300      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      2889        33.7500      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      280         34.5600      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      742         34.5700      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      3355        34.5800      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      283         34.5900      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      1025        34.6000      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      1491        34.6100      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      1771        34.6200      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      373         34.6300      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      1491        34.6400      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      2051        34.6500      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      3158        34.6600      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      3356        34.6700      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      6338        34.6800      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      2435        34.6900      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      21066       34.7000      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      14655       34.7100      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      22349       34.7200      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      7923        34.7300      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      9414        34.7400      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      63856       34.7500      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      7643        34.7600      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      18922       34.7700      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      14168       34.7800      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      12452       34.7900      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      22650       34.8000      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      26417       34.8100      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      17960       34.8200      Open Market/Broker

                                                                                                                 Page 39 of 42 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                            06/25/2008        Buy      20208       34.8300      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      22353       34.8400      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      26012       34.8500      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      17950       34.8600      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      9778        34.8700      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      10822       34.8800      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      11558       34.8900      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      11651       34.9000      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      14448       34.9100      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      23105       34.9200      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      27749       34.9300      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      9041        34.9400      Open Market/Broker
SPO Partners II, L.P.                            06/25/2008        Buy      44687       34.9500      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      4           33.6000      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      4           33.6700      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      4           33.6800      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      11          33.7000      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      8           33.7200      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      11          33.7300      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      119         33.7500      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      11          34.5600      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      31          34.5700      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      138         34.5800      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      12          34.5900      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      42          34.6000      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      61          34.6100      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      73          34.6200      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      15          34.6300      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      61          34.6400      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      84          34.6500      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      130         34.6600      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      138         34.6700      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      260         34.6800      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      100         34.6900      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      865         34.7000      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      602         34.7100      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      917         34.7200      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      325         34.7300      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      386         34.7400      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      2621        34.7500      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      314         34.7600      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      777         34.7700      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      581         34.7800      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      511         34.7900      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      930         34.8000      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      1084        34.8100      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      737         34.8200      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      829         34.8300      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      917         34.8400      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      1068        34.8500      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      737         34.8600      Open Market/Broker

                                                                                                                 Page 40 of 42 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
San Francisco Partners II, L.P.                  06/25/2008        Buy      401         34.8700      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      444         34.8800      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      474         34.8900      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      478         34.9000      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      593         34.9100      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      948         34.9200      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      1139        34.9300      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      371         34.9400      Open Market/Broker
San Francisco Partners II, L.P.                  06/25/2008        Buy      1834        34.9500      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      2           33.6000      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      2           33.6700      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      2           33.6800      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      5           33.7000      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      4           33.7200      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      5           33.7300      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      55          33.7500      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      5           34.5600      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      14          34.5700      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      64          34.5800      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      5           34.5900      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      20          34.6000      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      29          34.6100      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      34          34.6200      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      7           34.6300      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      28          34.6400      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      39          34.6500      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      60          34.6600      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      64          34.6700      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      121         34.6800      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      46          34.6900      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      401         34.7000      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      279         34.7100      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      426         34.7200      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      151         34.7300      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      179         34.7400      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      1216        34.7500      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      146         34.7600      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      360         34.7700      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      270         34.7800      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      237         34.7900      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      431         34.8000      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      503         34.8100      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      342         34.8200      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      385         34.8300      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      426         34.8400      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      495         34.8500      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      342         34.8600      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      186         34.8700      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      206         34.8800      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      220         34.8900      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      222         34.9000      Open Market/Broker

                                                                                                                 Page 41 of 42 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      275         34.9100      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      440         34.9200      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      528         34.9300      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      172         34.9400      Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/25/2008        Buy      851         34.9500      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      1           33.6000      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      1           33.6700      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      1           33.6800      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      4           33.7000      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      2           33.7200      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      4           33.7300      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      37          33.7500      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      4           34.5600      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      9           34.5700      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      43          34.5800      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      4           34.5900      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      13          34.6000      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      19          34.6100      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      22          34.6200      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      5           34.6300      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      20          34.6400      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      26          34.6500      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      40          34.6600      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      42          34.6700      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      81          34.6800      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      31          34.6900      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      268         34.7000      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      187         34.7100      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      285         34.7200      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      101         34.7300      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      121         34.7400      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      814         34.7500      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      97          34.7600      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      241         34.7700      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      181         34.7800      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      159         34.7900      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      289         34.8000      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      337         34.8100      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      229         34.8200      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      258         34.8300      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      285         34.8400      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      332         34.8500      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      228         34.8600      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      125         34.8700      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      138         34.8800      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      148         34.8900      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      149         34.9000      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      184         34.9100      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      295         34.9200      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      354         34.9300      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      116         34.9400      Open Market/Broker
William E. Oberndorf IRA                         06/25/2008        Buy      570         34.9500      Open Market/Broker

                                                             Page 42 of 42 pages

                                  EXHIBIT INDEX

EXHIBIT    DOCUMENT DESCRIPTION
-------    --------------------
A          Agreement Pursuant to Rule 13d-1 (k)

B          Powers of Attorney (previously filed)